Exhibit 99.1

AMERICAN FINANCE TRUST CEO DISCUSSES BRICK & MORTAR RETAIL ON NAREIT’S REIT REPORT PODCAST

NEW YORK –January 18, 2022 –American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”) announced today that a replay of a podcast interview with Michael Weil, CEO of the Company, is now available on the Company’s website (www.americanfinancetrust.com) and directly at the link below:

https://www.reit.com/news/podcasts/american-finance-trust-strengthens-commitment-brick-and-mortar-retail

About American Finance Trust, Inc. soon to be rebranded The Necessity Retail REIT Where America Shops

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “seek,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on the Company, the Company’s tenants, the assets under contract to be acquired including their respective tenants and the global economy and financial markets and that any potential future acquisition of property is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 25, 2021 and all other filings with the SEC after that date as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports including in particular the Company’s Current Report on Form 8-K dated December 20, 2021 and describing additional facts and risk factors relating to the transaction entered into with certain subsidiaries of CIM Real Estate Finance Trust, Inc. (the “Transaction”) and referenced in this release. In particular, the Transaction is subject to closing conditions, including conditions that are outside of the Company’s control, and the Transaction described in this release may not be completed on the contemplated terms, or at all, or may be delayed. The Company may not be able to obtain financing to complete the Transaction on favorable terms or at all. Forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063